Exhibit 99.1

GMS REPORTS THIRD QUARTER FISCAL 2019 RESULTS

—Net Sales Increased 23.6% to a Q3 Record of $723.9 Million —

—Organic Net Sales increased 6.6% —

—Reported Net Income of $5.8 Million or $0.14 per share—

—Adjusted Net Income of $17.3 Million or $0.41 per share—

—Adjusted EBITDA Increased 41.5% to a Q3 Record of $59.7 Million —

Tucker, Georgia, March 5, 2019. GMS Inc. (NYSE:GMS), a leading North American specialty distributor of interior building products, today reported financial results for the third quarter of fiscal 2019 ended January 31, 2019.

•                  Net sales increased 23.6% to $723.9 million from $585.5 million in the third quarter of fiscal 2018.

•                  Reported net income of $5.8 million, or $0.14 per diluted share, compared to $19.7 million, or $0.47 per diluted share in the prior year.

•                  Adjusted net income of $17.3 million, or $0.41 per diluted share, compared to $15.3 million, or $0.36 per diluted share, in the third quarter of fiscal 2018.

•                  Adjusted EBITDA increased to a third quarter record of $59.7 million, or 8.2% of net sales, from Adjusted EBITDA of $42.2 million, or 7.2% of net sales, in the third quarter of fiscal 2018.

“We were pleased to deliver record net sales and Adjusted EBITDA for our third fiscal quarter, with an organic sales increase of 6.6% reflecting broad-based growth across each of our product lines,” said Mike Callahan, President and CEO. “We generated strong free cash flow in the quarter, which enabled us to reduce our net debt by $32.8 million and repurchase $11.5 million of our common stock under the repurchase program announced last quarter.  Adjusted EBITDA of $59.7 million increased 41.5%, reflecting contributions from the Titan acquisition and our continued focus on operational improvements.”

Mr. Callahan continued, “We remain encouraged by activity across our end markets and in the broader economy, despite ongoing questions about the current macroeconomic outlook and moderating growth in new residential construction. At the same time, we believe our market-leading position in the distribution of interior building products, our balanced product portfolio and our diversified exposure across commercial and residential new and R&R construction markets, which we believe continue to exhibit healthy long-term fundamentals, will enable us to continue to take advantage of growth opportunities across our business both now and in the future.”

Third Quarter 2019 Results

Net sales for the third quarter of fiscal 2019 ended January 31, 2019 were $723.9 million, up 23.6%, with 6.6% on an organic basis,  compared to $585.5 million for the third quarter of the prior year.

•                  Wallboard sales of $297.4 million increased 16.0% (3.9% on an organic basis) compared to the third quarter of fiscal 2018, driven by acquisitions and improved pricing.

•                  Ceilings sales of $105.2 million increased 16.4% (10.6% on an organic basis) compared to the third quarter of fiscal 2018, mainly due to pricing improvement, higher organic volumes as a result of increased commercial business, and the positive impact of acquisitions.

•                  Steel framing sales of $117.4 million increased 21.4% (13.1% on an organic basis) compared to the third quarter of fiscal 2018, driven by strong pricing gains, the positive impact of acquisitions, and higher organic volumes as a result of greater commercial activity.

•                  Other product sales of $203.9 million increased 43.6% (4.5% on an organic basis) compared to the third quarter of fiscal 2018, as a result of the positive impact of acquisitions, as well as higher organic volumes and pricing improvement.

Gross profit of $234.2 million increased 19.9% compared to $195.4 million in the third quarter of fiscal 2018, as a result of higher sales including the positive impact of acquisitions and pricing improvement. Gross margin of 32.4% declined from 33.4% a year ago, due to increased product costs and changes in product mix. On a sequential basis, gross margin improved 20 basis points from 32.2% in the second quarter of fiscal 2019.

Selling, general and administrative expense as a percentage of net sales was 24.6% for the quarter compared to 26.7% in the third quarter of fiscal 2018.  Adjusted selling, general and administrative expense as a percentage of net sales was 24.2% compared to 26.3% in the prior year quarter. Of the 210 basis point improvement, 130 basis points was the result of increased cost efficiencies, primarily attributable to cost reduction initiatives taken during the fiscal year, and contributions from the Titan acquisition, partially offset by continuing inflationary pressures, primarily in logistics. The remaining 80 basis points was the result of the amendment of certain equipment operating leases that are now being accounted for as capital leases.

Net income of $5.8 million, or $0.14 per diluted share, compared to $19.7 million, or $0.47 per diluted share, in the third quarter of fiscal 2018.  Adjusted net income of $17.3 million, or $0.41 per diluted share, compared to $15.3 million, or $0.36 per diluted share, in the third quarter of fiscal 2018.  Adjusted EBITDA of $59.7 million increased 41.5% year over year and represented an Adjusted EBITDA margin of 8.2%.

Capital Allocation and Expansion Activity

As of January 31, 2019, the Company had cash of $74.3 million and total debt of $1.23 billion, compared to cash of $52.9 million and total debt of $1.25 billion, as of October 31, 2018. During the third fiscal quarter, the Company reduced its net debt by $32.8 million and net leverage was 3.8 times.

Under the previously announced $75.0 million stock repurchase program, the Company repurchased $11.5 million, or approximately 691,000 shares, of common stock during the third quarter of fiscal 2019.  As of January 31, 2019, approximately $63.5 million of availability remained under the program.

During the third quarter of fiscal 2019, the Company opened a greenfield location in Stow, Ohio.  For the nine months ended January 31, 2019, the Company completed two acquisitions and opened four greenfield locations.

As announced in a separate press release issued today, the Company completed the acquisition of Commercial Builders Group, LLC in southern Louisiana on March 4, 2019.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the fiscal third quarter ended January 31, 2019 and other information related to its business at 8:30 a.m. Eastern Time on March 5, 2019. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through April 5, 2019 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13687870.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 245 distribution centers across the United States and Canada. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments.  In addition, the Company utilizes Adjusted EBITDA in certain calculations under its senior secured asset based revolving credit facility and its senior secured first lien term loan facility.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries.  Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

Forward-Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS  operates and the economy generally, statements about growth potential across the Company’s business and the ability to deliver growth and value creation, and the anticipated benefits of the Company’s cost reduction and operational improvements plan, including future SG&A savings, contained in this press release are forward-looking statements. In addition, forward looking statements may include statements regarding the Company’s expectations concerning management’s plans for execution of a stock repurchase program, including the maximum amount, manner and duration of purchases of the Company’s common stock under its authorized stock repurchase program.  The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the prices, supply, and/or demand for products which GMS distributes; general economic and business conditions in the United States and Canada; the activities of competitors; changes in significant operating expenses; changes in the availability of capital and interest rates; adverse weather patterns or conditions; acts of cyber intrusion; variations in the performance of the financial markets, including the credit markets; the possibility that the expected synergies and cost savings and final impacts from the Titan acquisition will not be realized, or will not be realized within the expected time period; the risk that the GMS and Titan businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships and to accomplish other GMS objectives; the risk of customer attrition; our ability to efficiently manage and control our costs and the success of our previously announced cost reduction plan; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2018, and in its other periodic reports filed with the SEC.  In addition, the statements in this release are made as of March 5, 2019. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 5, 2019.

Contact Information:

Investors:

Leslie H. Kratcoski

ir@gms.com

770-723-3306

Media:

marketing@gms.com

770-723-3378

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

Three and Nine Months Ended January 31, 2019 and 2018

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2019	2018	2019	2018
Net sales	$723,902	$585,508	$2,335,883	$1,875,669
Cost of sales (exclusive of depreciation and amortization shown separately below)	489,676	390,088	1,588,691	1,262,885
Gross profit	234,226	195,420	747,192	612,784
Operating expenses:
Selling, general and administrative	178,180	156,262	548,883	472,232
Depreciation and amortization	30,220	16,490	87,329	49,548
Total operating expenses	208,400	172,752	636,212	521,780
Operating income	25,826	22,668	110,980	91,004
Other (expense) income:
Interest expense	(19,526)	(7,871)	(54,896)	(23,288)
Change in fair value of financial instruments	—	(276)	(6,395)	(710)
Write-off of debt discount and deferred financing fees	—	—	—	(74)
Other income, net	957	677	2,025	1,675
Total other expense, net	(18,569)	(7,470)	(59,266)	(22,397)
Income before taxes	7,257	15,198	51,714	68,607
Provision (benefit) for income taxes	1,442	(4,488)	12,337	15,555
Net income	$5,815	$19,686	$39,377	$53,052
Weighted average common shares outstanding:
Basic	40,912	41,036	41,053	41,004
Diluted	41,371	42,228	41,789	42,167
Net income per common share(1):
Basic	$0.14	$0.48	$0.94	$1.29
Diluted	$0.14	$0.47	$0.92	$1.26

(1) The following table sets forth the computation of basic and diluted earnings per share of common stock for the three and nine months ended January 31, 2019 and 2018:

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2019	2018	2019	2018
	(in thousands, except per share data)
Net income	$5,815	$19,686	$39,377	$53,052
Less: Net income allocated to participating securities	156	—	940	—
Net income attributable to common stockholders	$5,659	$19,686	$38,437	$53,052
Basic earnings per common share:
Basic weighted average common shares outstanding	40,912	41,036	41,053	41,004
Basic earnings per common share	$0.14	$0.48	$0.94	$1.29
Diluted earnings per common share:
Basic weighted average common shares outstanding	40,912	41,036	41,053	41,004
Add: Common Stock Equivalents	459	1,192	736	1,163
Diluted weighted average common shares outstanding	41,371	42,228	41,789	42,167
Diluted earnings per common share	$0.14	$0.47	$0.92	$1.26

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

January 31, 2019 and April 30, 2018

(in thousands, except per share data)

	January 31,	April 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$74,347	$36,437
Trade accounts and notes receivable, net of allowances of $7,963 and $9,633, respectively	410,017	346,450
Inventories, net	308,115	239,223
Prepaid expenses and other current assets	12,610	11,726
Total current assets	805,089	633,836
Property and equipment, net of accumulated depreciation of $113,898 and $85,761, respectively	280,225	163,582
Goodwill	619,554	427,645
Intangible assets, net	452,811	222,682
Deferred income taxes	5,219	—
Other assets	14,250	6,766
Total assets	$2,177,148	$1,454,511
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$129,580	$116,168
Accrued compensation and employee benefits	52,454	56,323
Other accrued expenses and current liabilities	60,488	45,146
Current portion of long-term debt	40,328	16,284
Total current liabilities	282,850	233,921
Non-current liabilities:
Long-term debt, less current portion	1,193,522	579,602
Deferred income taxes, net	9,743	10,742
Other liabilities	46,148	35,088
Liabilities to noncontrolling interest holders, less current portion	11,125	15,707
Total liabilities	1,543,388	875,060
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 40,561 and 41,069 shares issued and outstanding as of January 31, 2019 and April 30, 2018, respectively	406	411
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of January 31, 2019 and April 30, 2018	—	—
Exchangeable shares	29,639	—
Additional paid-in capital	482,635	489,007
Retained earnings	128,969	89,592
Accumulated other comprehensive income (loss)	(7,889)	441
Total stockholders’ equity	633,760	579,451
Total liabilities and stockholders’ equity	$2,177,148	$1,454,511

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

Nine Months Ended January 31, 2019 and 2018

(in thousands)

	Nine Months Ended
	January 31,
	2019	2018
Cash flows from operating activities:
Net income	$39,377	$53,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87,329	49,548
Write-off and amortization of debt discount and debt issuance costs	2,505	2,141
Provision for losses on accounts and notes receivable	240	133
Provision for obsolescence of inventory	416	113
Effects of fair value adjustments to inventory	4,129	276
Increase in fair value of contingent consideration	535	195
Equity-based compensation	4,706	4,375
Gain on sale and disposal of assets	(412)	(648)
Change in fair value of financial instruments	6,395	710
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	23,243	14,545
Inventories	(11,576)	(23,893)
Prepaid expenses and other assets	(968)	(8,756)
Accounts payable	(17,856)	(5,723)
Accrued compensation and employee benefits	(3,824)	(7,140)
Derivative liability	(10,778)	—
Other accrued expenses and liabilities	446	312
Deferred income taxes	(18,470)	(12,860)
Cash provided by operating activities	105,437	66,380
Cash flows from investing activities:
Purchases of property and equipment	(13,385)	(13,408)
Proceeds from sale of assets	910	2,374
Acquisition of businesses, net of cash acquired	(579,731)	(23,568)
Cash used in investing activities	(592,206)	(34,602)
Cash flows from financing activities:
Repayments on the revolving credit facility	(748,999)	(597,092)
Borrowings from the revolving credit facility	886,896	493,739
Payments of principal on long-term debt	(7,476)	(4,332)
Payments of principal on capital lease obligations	(13,923)	(4,530)
Borrowings from term loan	996,840	577,616
Repayments of term loan	(571,840)	(477,616)
Repurchases of common stock	(11,514)	—
Debt issuance costs	(7,933)	(3,283)
Proceeds from exercises of stock options	1,280	130
Other financing activities	1,355	(2,032)
Cash provided by (used in) financing activities	524,686	(17,400)
Effect of exchange rates on cash and cash equivalents	(7)	—
Increase in cash and cash equivalents	37,910	14,378
Cash and cash equivalents, beginning of period	36,437	14,561
Cash and cash equivalents, end of period	$74,347	$28,939
Supplemental cash flow disclosures:
Cash paid for income taxes	$16,121	$35,005
Cash paid for interest	45,724	21,192
Supplemental schedule of noncash activities:
Assets acquired under capital lease	$102,053	$7,953
Issuance of installment notes associated with equity-based compensation liability awards	5,356	11,898

GMS Inc.

Net Sales by Product Group (Unaudited)

Three and Nine Months Ended January 31, 2019 and 2018

(dollars in thousands)

	Three Months Ended				Nine Months Ended
	January 31,	% of	January 31,	% of	January 31,	% of	January 31,	% of
	2019	Total	2018	Total	2019	Total	2018	Total
	(dollars in thousands)
Wallboard	$297,358	41.1%	$256,413	43.8%	$949,781	40.7%	$829,568	44.2%
Ceilings	105,219	14.5%	90,360	15.4%	339,450	14.5%	291,716	15.6%
Steel framing	117,432	16.2%	96,744	16.5%	382,304	16.4%	304,598	16.2%
Other products	203,893	28.2%	141,991	24.3%	664,348	28.4%	449,787	24.0%
Total net sales	$723,902		$585,508		$2,335,883		$1,875,669

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

Three and Nine Months Ended January 31, 2019 and 2018

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2019	2018	2019	2018

Net income	$5,815	$19,686	$39,377	$53,052
Interest expense	19,526	7,871	54,896	23,288
Write-off of debt discount and deferred financing fees	—	—	—	74
Interest income	(10)	(44)	(43)	(93)
Provision (benefit) for income taxes	1,442	(4,488)	12,337	15,555
Depreciation expense	11,919	6,009	34,067	18,021
Amortization expense	18,301	10,481	53,262	31,527
EBITDA	$56,993	$39,515	$193,896	$141,424
Stock appreciation expense (a)	442	631	1,425	1,863
Redeemable noncontrolling interests(b)	(35)	340	778	1,370
Equity-based compensation(c)	1,140	430	2,638	1,277
Severance and other permitted costs(d)	229	8	5,947	325
Transaction costs (acquisitions and other)(e)	1,066	75	6,660	321
Gain on disposal of assets	(118)	(51)	(412)	(648)
Effects of fair value adjustments to inventory(f)	—	89	4,129	276
Change in fair value of financial instruments(g)	—	276	6,395	710
Secondary public offering costs(h)	—	894	—	1,525
Debt transaction costs(i)	—	—	678	758
EBITDA add-backs	2,724	2,692	28,238	7,777
Adjusted EBITDA	$59,717	$42,207	$222,134	$149,201
Adjusted EBITDA margin	8.2%	7.2%	9.5%	8.0%

(a)                                 Represents non-cash expense related to stock appreciation rights agreements.

(b)                                 Represents non-cash compensation expense related to changes in the redemption values of noncontrolling interests.

(c)                                  Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)                                 Represents severance expenses and other costs permitted in calculations under the ABL Facility and the First Lien Facility.

(e)                                  Represents one-time costs related to acquisitions paid to third parties.

(f)                                   Represents the non-cash cost of sales impact of purchase accounting adjustments to increase inventory to its estimated fair value.

(g)                                  Represents the mark-to-market adjustments for derivative financial instruments.

(h)                                 Represents one-time costs related to our secondary offering paid to third-party advisors.

(i)                                     Represents expenses paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

Three and Nine Months Ended January 31, 2019 and 2018

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2019	2018	2019	2018

Cash provided by operating activities	$59,780	$34,370	$105,437	$66,380
Purchases of property and equipment	(4,229)	(4,966)	(13,385)	(13,408)
Free cash flow (a)	$55,551	$29,404	$92,052	$52,972

(a)                                 Free cash flow is a non-GAAP financial measure defined as net cash provided by operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

Three and Nine Months Ended January 31, 2019 and 2018

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2019	2018	2019	2018

Selling, general and administrative expense	$178,180	$156,262	$548,883	$472,232

Adjustments
Stock appreciation expense (a)	(442)	(631)	(1,425)	(1,863)
Redeemable noncontrolling interests(b)	35	(340)	(778)	(1,370)
Equity-based compensation(c)	(1,140)	(430)	(2,638)	(1,277)
Severance and other permitted costs(d)	(229)	(8)	(5,947)	(325)
Transaction costs (acquisitions and other)(e)	(1,066)	(75)	(6,660)	(321)
Gain on disposal of assets	118	51	412	648
Secondary public offering costs(f)	—	(894)	—	(1,525)
Debt transaction costs(g)	—	—	(678)	(758)
Adjusted SG&A	$175,456	$153,935	$531,169	$465,441
Adjusted SG&A margin	24.2%	26.3%	22.7%	24.8%

(a)                                 Represents non-cash expense related to stock appreciation rights agreements.

(b)                                 Represents non-cash compensation expense related to changes in the redemption values of noncontrolling interests.

(c)                                  Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)                                 Represents severance expenses and other costs permitted in calculations under the ABL Facility and the First Lien Facility.

(e)                                  Represents one-time costs related to acquisitions paid to third parties.

(f)                                   Represents one-time costs related to our secondary offering paid to third-party advisors.

(g)                                  Represents expenses paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

Three and Nine Months Ended January 31, 2019 and 2018

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2019	2018	2019	2018
Income before taxes	$7,257	$15,198	$51,714	$68,607
EBITDA add-backs	2,724	2,692	28,238	7,777
Write-off of debt discount and deferred financing fees	—	—	—	74
Purchase accounting depreciation and amortization (1)	12,395	5,493	37,250	16,038
Adjusted pre-tax income	22,376	23,383	117,202	92,496
Adjusted income tax expense	5,035	8,067	26,370	31,911
Adjusted net income	$17,341	$15,316	$90,832	$60,585
Effective tax rate (2)	22.5%	34.5%	22.5%	34.5%

Weighted average shares outstanding:
Basic	40,912	41,036	41,053	41,004
Diluted (3)	42,500	42,228	42,918	42,137
Adjusted net income per share:
Basic	$0.42	$0.37	$2.21	$1.48
Diluted	$0.41	$0.36	$2.12	$1.44

(1)          Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and the acquisition of Titan. Full year projected amount for FY19 is $49.7 million.

(2)          Normalized cash tax rate determined based on our estimated taxes for fiscal 2019 excluding the impact of purchase accounting and certain other deferred tax accounts.

(3)          Includes the effect of 1.1 million shares of equity issued in connection with the acquisition of Titan that are exchangeable for the Company’s common stock.